Exhibit 99.1

Finjan Closes 2015 by Granting Another Multi-Million Dollar License, Settlement and Release Agreement to a US-based Network Security Company
E. Palo Alto, Jan. 4, 2016 -- Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, announced that on December 30, 2015, its wholly-owned subsidiary, Finjan, Inc. ("Finjan"), entered into a multi-million dollar Patent License, Settlement and Release Agreement (the "Agreement"), with another US-based network security company.  The terms of the Agreement are confidential.

“This Patent License Agreement is one more milestone in Finjan’s licensing program as we closed 2015 with a successful, amicable, business-negotiated patent license agreement consistent with our Licensing Best Practices,” said Julie Mar-Spinola, Finjan Holding’s CIPO and VP, Legal. “This is the second license to the Finjan portfolio in as many months.  While many see strong headwinds in the intellectual property licensing space, in contrast we are seeing momentum in our licensing program entering into 2016.  It is reassuring to see that we are able to enter into licensing agreements without always resorting to costly and inefficient litigation.”

ABOUT FINJAN
Established nearly 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.

Follow Finjan Holdings, Inc.:
Twitter: @FinjanHoldings
LinkedIn: linkedin.com/company/finjan

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan’s expectations and beliefs regarding Finjan’s licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2014, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Media Contact:
Nicholas Gaffney | Zumado Public Relations
(415) 732-7801 | ngaffney@zumado.com

Investor Contact:
Vanessa Winter | Finjan
Alan Sheinwald or Valter Pinto | Capital Markets Group LLC
(650) 282-3245 | investors@finjan.com